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EXHIBIT 23.2



             Consent of Independent Certified Public Accountants




Universal Standard Medical Laboratories, Inc.
26500 Northwestern Highway
Southfield, Michigan  48076


We hereby consent to the incorporation by reference in the registration statements of Universal Standard Medical Laboratories, Inc. on Form S-8 (File Nos. 33-92698, 33-92806, 33-80356, 33-80840, 33-59554 and 33-59560) and on Form
S-3 (File Nos. 333-97192, 333-3873 and 333-86406) of our report dated February 21, 1997, except for Note 7 which is as of March 21, 1997, relating to the consolidated financial statements and schedule of Universal Standard Medical Laboratories, Inc. appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1996.




/s/ BDO SEIDMAN, LLP

Troy, Michigan
March 28, 1997